UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 26, 2011
Commercial Vehicle Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34365	41-1990662

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7800 Walton Parkway, New Albany, Ohio	43054

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	614-289-5360
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On April 26, 2011, Commercial Vehicle Group, Inc. (the “Company”) completed the private sale of $250.0 million aggregate principal amount of 7.875% Senior Secured Notes due 2019 (the “Notes”). The Company used the net proceeds from the offering of the Notes (i) to repay all outstanding indebtedness under the Second Lien Credit Agreement (as defined below), (ii) to fund the repurchase of approximately $94.9 million of the Company’s 8% Senior Notes due 2013 (the “2005 Notes”) and approximately $48.0 million of the Company’s 11%/13% Third Lien Senior Secured Notes due 2013 (the “2009 Notes” and, together with the 2005 Notes, the “Existing Notes”) on the early settlement date of the previously announced concurrent tender offers and consent solicitations for the Existing Notes as described below; and (iii) to pay related fees and expenses.
     The Notes were issued pursuant to an indenture, dated April 26, 2011 (the “Indenture”), among the Company, certain of the Company’s subsidiaries party thereto, as guarantors (the “guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”).
Indenture
Interest and Maturity
     Interest is payable on the Notes on April 15 and October 15 of each year until their maturity date of April 15, 2019.
Security and Guarantees
     The Indenture provides that the Notes are senior secured obligations of the Company. The Company’s obligations under the Notes are guaranteed by the guarantors. The obligations of the Company and the guarantors under the Notes are secured by a second-priority lien (subject to certain permitted liens) on substantially all of the property and assets of the Company and the guarantors, and a pledge of 100% of the capital stock of the Company’s domestic subsidiaries and 65% of the voting capital stock of each foreign subsidiary directly owned by the Company and the guarantors. The liens, the security interests and all of the obligations of the Company and the guarantors and all provisions regarding remedies in an event of default are subject to the Intercreditor Agreement (as defined below).
Covenants
     The Indenture contains restrictive covenants that limit the ability and the ability of the Company’s restricted subsidiaries to, among other things: incur additional debt; pay dividends on, redeem or repurchase capital stock; restrict dividends or other payments by subsidiaries; make investments; engage in transactions with affiliates; create liens on assets; engage in sale/leaseback transactions; and consolidate, merge or transfer all or substantially all of the Company’s assets and the assets of its restricted subsidiaries. These covenants are subject to important qualifications and exceptions set forth in the Indenture.
Events of Default
     The Indenture provides for events of default (subject in certain cases to customary grace and cure periods) which include, among others, nonpayment of principal or interest when due, breach of covenants or other agreements in the Indenture, defaults in payment of certain other indebtedness, certain events of bankruptcy or insolvency and certain defaults with respect to the security interests. Generally, if an event of default occurs, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest on all of the Notes to be due and payable immediately. All provisions regarding remedies in an event of default are subject to the Intercreditor Agreement.
Redemption
     The Company may redeem the Notes, in whole or in part, at any time prior to April 15, 2014 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the “make-whole” premium set forth in the Indenture. The Company may redeem the Notes, in whole or in part, at any time on or after April 15, 2014 at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. Not more than once during each twelve-month period ending on April 15, 2012, April 15, 2013 and April 15, 2014, the Company may redeem up to $25.0 million of the aggregate principal amount of the Notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time on or prior to April 15, 2014, on one or more occasions, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings, as described in the Indenture, at a redemption price equal to 107.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. If the Company experiences certain change of control events, holders of the Notes may require it to repurchase all or part of their Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.
     A copy of the Indenture is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Notes and the Indenture is qualified in its entirety by reference to such exhibit.
Registration Rights Agreement
     In connection with the issuance of the Notes, the Company and the guarantors entered into a registration rights agreement, dated April 26, 2011 (the “Registration Rights Agreement”), with the initial purchaser of the Notes.
     Pursuant to the Registration Rights Agreement, the Company agreed for the benefit of the holders of the Notes that, if on April 26, 2012 (the one-year anniversary of the issue date of the Notes) (such date, the “Registration Trigger Date”), (i) any Notes are not freely transferable without volume restrictions by holders that are not affiliates of the Company in accordance with Rule 144 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), (ii) the restrictive legend has not been removed from any outstanding Notes held by holders that are not affiliates of the Company or (iii) any outstanding Notes held by holders that are not affiliates of the Company continue to bear a restricted CUSIP number, the Company will file an exchange offer registration statement with the Securities and Exchange Commission (the “SEC”), use its commercially reasonable efforts to have such registration statement declared effective by the SEC and keep the exchange offer open for not less than 20 business days (or longer if required by applicable law), and, in certain limited circumstances, to file a shelf registration statement. If the Company breaches certain of its obligations under the Registration Rights Agreement, the interest rate for the Notes will increase by 0.50% per annum so long as the registration default continues. The Company also agreed pursuant to the Registration Rights Agreement to indemnify the holders of the Notes against certain liabilities in connection with the registration statement or contribute to payments that the holders may be required to make in respect of those liabilities.
     A copy of the Registration Rights Agreement is attached as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Registration Rights Agreement is qualified in its entirety by reference to such exhibit.
Amended and Restated Loan and Security Agreement
     On April 26, 2011, the Company and certain of the Company’s subsidiaries, as borrowers (together with the Company, the “borrowers”) entered into an Amended and Restated Loan and Security Agreement (as so amended and restated, the “Amended and Restated Loan and Security Agreement”) with Bank of America, N.A. as agent and lender, which amended and restated the Loan and Security Agreement, dated as of January 7, 2009, by and among the Company, certain of the Company’s subsidiaries, as borrowers, and Bank of America, N.A., as agent and lender, as amended, governing the Company’s revolving credit facility. Among other things, the Amended and Restated Loan and Security Agreement extended the maturity of the revolving credit facility to April 26, 2014, increased the revolving commitment to $40.0 million and revised the availability block to equal the amount of debt Bank of America, N.A. or its affiliates makes available to the Company’s foreign subsidiaries. Up to an aggregate of $10.0 million is available to the borrowers for the issuance of letters of credit, which reduces availability under the revolving credit facility.
     The revolving credit facility, as amended, provides additional flexibility with respect to foreign investments by permitting certain foreign investments in amounts of up to $10.0 million during any 12 month period, which amount may be increased to up to $70.0 million during any 12 month period if the revolving credit facility is undrawn as of the date of the investment and for the 30 days prior to such investment. The revolving credit facility, as amended, also permits the Company to consummate certain permitted acquisitions subject to certain conditions, including, without limitation, minimum availability requirements, an aggregate cap on purchase consideration and further assurances with respect to perfection of the lenders’ security interest on the acquired assets.
Interest Rates and Commitment Fees
     In connection with the amendment and restatement, the applicable margin is as follows:

		Domestic Base	LIBOR
Level	Ratio	Rate Loans	Revolver Loans
III	< 1.25 to 1.00	1.50%	2.50%
II	>1.25 to 1.00 but <1.75 to 1.00	1.25%	2.25%
I	>1.75 to 1.00	1.00%	2.00%
     Until receipt by the agent of the financial statements and corresponding compliance certificate for the fiscal quarter ending March 31, 2011, the applicable margin shall be set at Level II. Thereafter, the applicable margin shall be subject to increase or decrease following receipt by the agent of the financial statements and corresponding compliance certificate for each fiscal quarter. If the financial statements or corresponding compliance certificate are not timely delivered, then the highest rate shall be applicable until the first day of the calendar month following actual receipt.
     The Company will pay a commitment fee to the lenders, which is calculated at a rate per annum based on a percentage of the difference between committed amounts and amounts actually borrowed under the revolving credit facility multiplied by an applicable margin. The commitment fee is payable quarterly in arrears. Currently, the unused commitment fee is (i) .500% per annum times the unused commitment during any fiscal quarter in which the aggregate average daily unused commitment is equal to or greater than 50% of the revolver commitments or (ii) .375% per annum times the unused commitment during any fiscal quarter in which the aggregate average daily unused commitment is less than 50% of the revolver commitments.
Terms, Covenants and Compliance Status
     The revolving credit facility, as amended, requires the maintenance of a minimum fixed charge coverage ratio calculated based upon consolidated EBITDA (as defined in the revolving credit facility) as of the last day of each of the Company’s fiscal quarters. The borrowers are not required to comply with the fixed charge coverage ratio requirement for as long as the borrowers maintain at least $10.0 million of borrowing availability under the revolving credit facility. If borrowing availability is less than $10.0 million at any time, the borrowers would be required to comply with a fixed charge coverage ratio of 1.1:1.0 as of the end of any fiscal quarter, and would be required to continue to comply with these requirements until the borrowers have borrowing availability of $10.0 million or greater for 60 consecutive days.
     The revolving credit facility, as amended, contains customary restrictive covenants, including, without limitation, limitations on the ability of the borrowers and their subsidiaries to incur additional debt and guarantees; grant liens on assets; pay dividends or make other distributions; make investments or acquisitions; dispose of assets; make payments on certain indebtedness; merge, combine with any other person or liquidate; amend organizational documents; file consolidated tax returns with entities other than other borrowers or their subsidiaries; make material changes in accounting treatment or reporting practices; enter into restrictive agreements; enter into hedging agreements; engage in transactions with affiliates; enter into certain employee benefit plans; amend subordinated debt or the indenture governing the notes; and other matters customarily restricted in loan agreements. The revolving credit facility, as amended, also contains customary reporting and other affirmative covenants.
     The revolving credit facility, as amended contains customary events of default, including, without limitation, nonpayment of obligations under the revolving credit facility when due; material inaccuracy of representations and warranties; violation of covenants in the Amended and Restated Loan and Security Agreement and certain other documents executed in connection therewith; breach or default of agreements related to debt in excess of $5.0 million that could result in acceleration of that debt; revocation or attempted revocation of guarantees; denial of the validity or enforceability of the loan documents or failure of the loan documents to be in full force and effect; certain judgments in excess of $2.0 million; the inability of an obligor to conduct any material part of its business due to governmental intervention, loss of any material license, permit, lease or agreement necessary to the business; cessation of an obligor’s business for a material period of time; impairment of collateral through condemnation proceedings; certain events of bankruptcy or insolvency; certain Employee Retirement Income Securities Act events; and a change in control of the Company. Certain of the defaults are subject to exceptions, materiality qualifiers, grace periods and baskets customary for credit facilities of this type.
     Voluntary prepayments of amounts outstanding under the revolving credit facility are permitted at any time, without premium or penalty.
     The revolving credit facility, as amended, requires the borrowers to make mandatory prepayments with the proceeds of certain asset dispositions and upon the receipt of insurance or condemnation proceeds to the extent the borrowers do not use the proceeds for the purchase of assets useful in the borrowers’ businesses.
     A copy of the Amended and Restated Loan Security Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Amended and Restated Loan Security Agreement is qualified in its entirety by reference to such exhibit.
Intercreditor Agreement
     On April 26, 2011, the Company and certain of its subsidiaries entered into an Intercreditor Agreement (the “Intercreditor Agreement”) with Bank of America, N.A., as first lien administrative and first lien collateral agent under the Amended and Restated Loan and Security Agreement, and U.S. Bank National Association, as trustee and second priority collateral agent under the Indenture. The Intercreditor Agreement establishes the relative lien priorities and rights of the lenders under the Amended and Restated Loan and Security Agreement and the holders of the Notes.
     A copy of the Intercreditor Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Intercreditor Agreement is qualified in its entirety by reference to such exhibit.

Item 1.02	Termination of a Material Definitive Agreement.
     On April 26, 2011, in connection with the closing of the Notes offering, the Company repaid in full all outstanding indebtedness under the Loan & Security Agreement, dated as of August 4, 2009 (the “Second Lien Credit Agreement”), by and among the Company, as borrower, certain of the Company’s subsidiaries, as guarantors, the financial institutions party thereto, as lenders, and Credit Suisse, as agent, and terminated the Second Lien Credit Agreement. A summary of the terms of the Second Lien Credit Agreement is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.
     The information set forth under the captions “Indenture” and “Amended and Restated Loan and Security Agreement” in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.03	Material Modification to Rights of Security Holders.
     On April 26, 2011, the Company accepted for purchase the approximately $94.9 million of its 2005 Notes and the approximately $48.0 million of its 2009 Notes that had been validly tendered (and not validly withdrawn) as of 5:00 p.m., New York City time, on April 21, 2011 pursuant to its previously announced tender offers and consent solicitations. Upon such acceptance, the amendments (the “Amendments”) to the indentures governing the Existing Notes contained in the supplemental indentures, dated as of April 21, 2011, became operative. The Amendments (i) eliminated substantially all of the restrictive covenants contained in the Indentures, (ii) eliminated or modified certain events of default contained in the indentures, (iii) eliminated or modified related provisions contained in the indentures and (iv) with respect to the 2009 Notes, eliminated certain conditions to covenant defeasance contained in the indenture governing the 2009 Notes and released the liens in respect of the 2009 Notes.

Item 8.01	Other Events.
     On April 26, 2011, the Company issued a press release announcing the completion of the refinancing transactions and the early settlement of the tender offers and consent solicitations for its Existing Notes described above. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
4.1	Indenture, dated as of April 26, 2011, among the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee.
4.2	Form of 7.875% Senior Secured Note due 2019 (included as Exhibit 1 to Exhibit 4.1).
4.3	Registration Rights Agreement, dated as of April 26, 2011, among the Company, the subsidiary guarantors party thereto and the purchaser named therein.
10.1
Amended and Restated Loan and Security Agreement, dated as of April 26, 2011, by and among the Company, certain of the Company’s subsidiaries, as borrowers, and Bank of America, N.A. as agent and lender.

10.2
Intercreditor Agreement, dated as of April 26, 2011, between Bank of America, N.A., as first lien administrative and first lien collateral agent, and U.S. Bank National Association, as trustee and second priority collateral agent.

99.1	Press Release, dated April 26, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Commercial Vehicle Group, Inc.
April 28, 2011	By:	/s/ Chad M. Utrup
		Name:	Chad M. Utrup
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
4.1	Indenture, dated as of April 26, 2011, among the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee.
4.2	Form of 7.875% Senior Secured Note due 2019 (included as Exhibit 1 to Exhibit 4.1).
4.3	Registration Rights Agreement, dated as of April 26, 2011, among the Company, the subsidiary guarantors party thereto and the purchaser named therein.
10.1
Amended and Restated Loan and Security Agreement, dated as of April 26, 2011, by and among the Company, certain of the Company’s subsidiaries, as borrowers, and Bank of America, N.A. as agent and lender.

10.2
Intercreditor Agreement, dated as of April 26, 2011, between Bank of America, N.A., as first lien administrative and first lien collateral agent, and U.S. Bank National Association, as trustee and second priority collateral agent.

99.1	Press Release, dated April 26, 2011.